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                                                                    EXHIBIT 99.1

[GOODRICH LOGO]
                                                   NEWS RELEASE
MEDIA CONTACT:      PATTY MEINECKE
PHONE:               704 423 7060                  GOODRICH CORPORATION
                                                   Four Coliseum Centre
                                                   2730 West Tyvola Road
                                                   Charlotte, NC 28217-4578
                                                   Tel: 704 423 7000
INVESTOR CONTACT:  PAUL GIFFORD                    Fax: 704 423 7127
PHONE:              704 423 5517                   www.goodrich.com


GOODRICH EXPECTS IMPROVED 2001 RESULTS AND 2002 OUTLOOK

- 2001 earnings per share from continuing operations expected to exceed $2.80, excluding special items; expectations for 2002 earnings per share from continuing operations increased to $2.45 - $2.55, excluding special items.
-    Strong growth in free cash flow expected for 2002.
- Significant progress made on spin-off of Engineered Industrial Products business.

CHARLOTTE, NC, December 13, 2001 - Goodrich Corporation announced today that it expects improved 2001 and 2002 results and that the company has made significant progress on the spin-off of its Engineered Industrial Products (EIP) business.

Full-year 2001 earnings per share from continuing operations, excluding special items, are expected to exceed $2.80, well above the company's prior guidance of $2.65 - $2.75. Continuing operations excludes the company's EIP business as well as the former Performance Materials segment. Special items include merger-related and consolidation costs, gains or losses on sold businesses, asset impairment charges and other restructuring costs.

This improved outlook is a result of higher than previously expected revenues, primarily related to global sales of aircraft spare parts and aftermarket services, and to aggressive cost control at all levels of the company. Sales from continuing operations for 2001 are expected to be approximately $4.15 billion. Including the earnings contribution from EIP and excluding special items, Goodrich expects that its diluted earnings per share for 2001 will exceed $3.10, also above the company's prior guidance of $3.00 to $3.10.

An improved outlook for sales of the company's products is contributing to higher expectations for 2002. Based on current forecasts, Goodrich expects 2002 earnings per share from continuing operations, excluding special items, to be in the range of $2.45 - $2.55.

Based on these forecasts and an increasing emphasis on improving cash flow, Goodrich expects free cash flow (operating cash flow from continuing operations adjusted for cash payments related to special items, less capital expenditures) in 2002 to be higher than net income, in the range of $275 - $300 million for continuing operations. This improved expectation for cash flow is the result of a continued aggressive focus on working capital management and reduced capital expenditures. Free cash flow expectations for 2001 are unchanged at $175 - $200 million, including EIP. Free cash flow for 2001 excluding EIP is expected to be slightly higher.


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[GOODRICH LOGO]

The 2002 outlook also includes the expected benefit from the company's restructuring activities, which were announced in late October. The intent of the restructuring actions is to align capacity with current customer demand. The pretax restructuring charges are now expected to be in the range of $210 - $230 million, including a charge associated with a reduced outlook for the Boeing 717 program. These charges exceed the prior forecast of $110 - $130 million for 2001
- 2002 because the company plans additional facility closings and greater non-cash asset impairment charges. As previously announced, these restructuring activities should be essentially completed by mid-2002. Non-cash charges are expected to represent approximately 70% of the total amount.

Goodrich also announced that it has made significant progress in the spin-off of its EIP business. The initial SEC filings are now expected in January. The senior management team and the board of directors are being finalized and will be announced in the next few weeks. Significant progress has also been made in establishing stand-alone financing for the new company, whose stock is expected to be traded on the NYSE. The spin-off is expected to be completed early in the second quarter 2002. The new industrial company will include substantially all the assets and liabilities of the EIP segment, including the associated asbestos liabilities and related insurance.

Goodrich will host a conference call to discuss its 2001 and 2002 outlook and the EIP spin-off on Friday, December 14, 2001, at 11:00 a.m. EST. The conference call will be webcast and accessible via the Goodrich web site at www.goodrich.com.

Goodrich Corporation (NYSE: GR) is a leading worldwide supplier of aerospace components, systems and services. The company plans to spin off its Engineered Industrial Products business to shareholders in 2002. Goodrich is ranked by Fortune magazine as one of the "Most Admired" aerospace companies and is included on Forbes magazine's "Platinum List" of America's best big companies. Headquartered in Charlotte, North Carolina, the company currently employs 23,000 people worldwide. For more information, please visit www.goodrich.com.

(Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K filed on February 23, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.)

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